STOCK OPTION AGREEMENT

AGREEMENT, made as of August 7, 2019 by and between PARKERVISION, INC., a Florida corporation (the “Company"), and Jeffrey Parker (the “Holder”).

WHEREAS, on August 7, 2019 (the "Grant Date"), the Board of Directors (the “Committee”) authorized the grant to the Holder of an option (the "Option") to purchase an aggregate of 6,000,000 shares of the authorized but unissued common stock of the Company, $.01 par value (the "Common Stock"), conditioned upon the Holder's acceptance thereof upon the terms and conditions set forth in this Agreement and the 2019 Long-Term Incentive Plan (“Plan”); and

WHEREAS, the Holder desires to acquire the Option on the terms and conditions set forth in this Agreement and the Plan (capitalized terms used herein and not otherwise defined have the meanings set forth in the Plan);

IT IS AGREED:

1. Grant of Stock Option. The Company hereby grants the Holder the Option to purchase all or any part of an aggregate of 6,000,000 shares of Common Stock (the "Option Shares") on the terms and conditions set forth herein and the Plan.

2. Incentive Status. The Option represented hereby is not intended to be an incentive option to the extent it qualifies as an “Incentive Stock Option” under Section 422 of the Internal Revenue Code of 1986, as amended.

3. Exercise Price. The exercise price of the Option is $.171 per share, subject to adjustment as hereinafter provided.

4. Exercisability. This Option shall become exercisable in eight equal quarterly installments of 750,000 shares (subject to cumulative rounding during the period) on the first day of each calendar quarter beginning on September 1, 2019 and continuing for a period of two years thereafter (the “Exercise Period”), provided, that this Option may not be exercisable unless and until the Company has sufficient authorized unissued shares or treasury shares available for such exercise. Any unexercised portion of this Option shall expire in its entirety on August 7, 2026.

5. Termination Due to Death. If Holder’s employment by or association with the Company terminates by reason of death, fifty percent (50%) of any unvested portion of the Option shall immediately vest and become exercisable subject to the terms of Section 4 of this Agreement. The vested portion of the Option, if any, that was exercisable as of the date of death may thereafter be exercised by the legal representative of the estate or by the legatee of the Holder under the will of the Holder, until the original expiration of the Exercise Period. The portion of the Option, if any,that was not exercisable as of the date of death shall immediately expire.

6. Termination Due to Disability. If Holder’s employment by or association with the Company terminates by reason of Disability (as defined in the Plan), fifty percent (50%) of the unvested portion of the Option shall immediately vest and become exercisable. The vested portion of the Option, if any, that was exercisable as of the date of Disability termination of employment may thereafter be exercised by the Holder or his legal representative until the expiration of the Exercise Period. The portion of the Option, if any,that was not exercisable as of the date of termination of employment shall immediately expire.

7. Termination by the Company Without Cause, Voluntary Resignation in Good Standing, and/or Due to Retirement. Subject to Section 8, if Holder’s employment or association is terminated by the Company without cause, or Holder voluntary resigns in good standing, or due to Normal Retirement, then the portion of the Option that was exercisable as of the date of termination of employment, may be exercised by Holder for a period not to exceed one (1) year from the date of termination (subject to the terms of Section 4 of this Agreement). The portion of the Option not yet exercisable on the date of termination of employment shall immediately expire.

8. Other Termination. If Holder's employment or association is terminated for any reason other than (i) death, (ii) Disability, (iii) Normal Retirement, (iv)without cause by the Company, or (v) Holder voluntary resignation in good standing, any unexercised vested portion and unvested portion of the Option shall expire on the date of termination of employment or association.

9. Withholding Tax. Not later than the date as of which an amount first becomes includible in the gross income of the Holder for Federal income tax purposes with respect to the Option, the Holder shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount. The obligations of the Company pursuant to this Agreement and under the Plan shall be conditional upon such payment or arrangements with the Company and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Holder from the Company. The Holder shall give written notice to the Company of the date as of which an amount may be included in the gross income of Holder for Federal income tax purposes with respect to the Option.

10. Adjustments. In the event of any change in the shares of Common Stock of the Company as a whole occurring as a result of a stock split, reverse stock split, stock dividend payable on shares of Common Stock, combination or exchange of shares, or other extraordinary or unusual event occurring after the grant of this Option, the Committee shall determine, in its sole discretion, whether such change equitably requires an adjustment in the terms of this Option or the aggregate number of shares reserved for issuance under the Plan. Any such adjustments will be made by the Committee, whose determination will be final, binding and conclusive.

11. Method of Exercise.

(a) Notice to the Company. The Option shall be exercised in whole or in part by written notice in substantially the form attached hereto as Exhibit A directed to the Company at its principal place of business accompanied by full payment as hereinafter provided of the exercise price for the number of Option Shares specified in the notice and of the Withholding Taxes, if any.

(b) Delivery of Option Shares. The Company shall deliver a certificate for the Option Shares to the Holder as soon as practicable after payment therefor.

(c) Payment of Purchase Price.

(i) Cash Payment. All payments shall be made in cash unless otherwise approved in advance by the Committee. The Holder shall make cash payments by wire transfer, certified or bank check or personal check, in each case payable to the order of the Company. The Company shall not be required to deliver certificates for Option Shares until the Company has confirmed the receipt of good and available funds in payment of the purchase price thereof.

(ii) Payment of Withholding Tax. Any required Withholding Tax shall be paid in cash in accordance with Section 12(c)(i).

12. Transfer. The Option Shares shall not be transferable by the Holder other than by will or by the laws of descent and distribution, and the Option shall be exercisable, during the Holder’s lifetime, only by the Holder (or in the event of legal incapacity or incompetency, the Holder’s guardian or legal representative).

 13. Accelerated Vesting and Exercisability.

(a) If any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as referred in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities in one or more transactions, and the Board of Directors does not authorize or otherwise approve such acquisition, then the dates on which the Option becomes exercisable shall be accelerated and the Option will immediately and entirely vest, and the Holder will have the immediate right to purchase and/or receive any and all Common Stock subject to the Option on the terms set forth in this Agreement and Plan.

(b) The Board of Directors or Committee may, in the event of an acquisition of substantially all of the Company’s assets or at least 65% of the combined voting power of the Company’s then outstanding securities in one or more transactions (including by way of merger or reorganization) which has been approved by the Company’s Board of Directors, (i) accelerate the dates on which the Option becomes exercisable, and (ii) require the Holder to relinquish the Option to the Company upon the tender by the Company to Holder of cash in an amount equal to the Repurchase Value (as defined in the Plan) of such award.

14. Company Representations. The Company hereby represents and warrants to the Holder that:

(a) the Company, by appropriate and all required action, is duly authorized to enter into this Agreement and consummate all of the transactions contemplated hereunder; and

(b) the Option Shares, when issued and delivered by the Company to the Holder in accordance with the terms and conditions hereof, will be duly and validly issued and fully paid and non-assessable.

15. Holder Representations. The Holder hereby represents and warrants to the Company that:

(a) he or she is acquiring the Option and shall acquire the Option Shares for his or her own account and not with a view towards the distribution thereof;

(b) he or she has received a copy of all reports and documents required to be filed by the Company with the Securities and Exchange Commission pursuant to the Exchange Act within the last 12 months and all reports issued by the Company to its stockholders and the prospectus materials, if any, relating to the Plan;

(c) he or she understands that he or she must bear the economic risk of the investment in the Option Shares, which cannot be sold by him or her unless they are registered under the Securities Act of 1933 (the "Securities Act") or an exemption therefrom is available thereunder and that the Company is under no obligation to register the Option Shares for sale under the Securities Act;

(d) in his or her position with the Company, he or she has had both the opportunity to ask questions and receive answers from the officers and other employees of the Company and all persons acting on its behalf concerning the terms and conditions of the offer made hereunder and to obtain any additional information to the extent the Company possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of the information obtained pursuant to clause (b) above;

(e) he or she is aware that the Company shall place stop transfer orders with its transfer agent against the transfer of the Option Shares in the absence of registration under the Securities Act or an exemption therefrom as provided herein;

(f) he or she is aware of and understands that he or she is subject to the Insider Trading Policy of the Company and has received a copy of such policy as of the date of this Agreement; and

(g) he or she acknowledges that he or she has been informed of the applicable provisions of Rule 144 promulgated under the Securities Act, including, without limitation, its requirements that (i) shares must have been owned and paid for a period of at least one year before sale may occur; (ii) the Company must be at the time of sale and for a specified prior period a reporting company under the Exchange Act of 1934 and current in its filings thereunder; (iii) sale must occur in a customary sale through a broker; (iv) the number of shares which may be sold within any three month period must not exceed the volume limitations contained in Rule 144; and (v) prior notice of an intended sale must be fully filed with the Securities and Exchange Commission in the manner prescribed by law. He or she realizes that, in the event Rule 144 is not available, registration under the Securities Act or an exemption therefrom will be required for any sale and the Company is not obligated to register any shares or to assist in obtaining an exemption from such registration if such exemption is otherwise available. Accordingly, he or she understands that, if the terms and conditions of Rule 144 are not fully met, sale of the shares acquired hereby may not be readily possible.

16. Restriction on Transfer of Option Shares. Anything in this Agreement to the contrary notwithstanding, the Holder hereby agrees that he or she shall not sell, transfer by any means or otherwise dispose of the Option Shares acquired by him or her without registration under the Securities Act, or in the event that they are not so registered, unless (i) an exemption from the Securities Act registration requirements is available thereunder, and (ii) the Holder has furnished the Company with notice of such proposed transfer and the Company's legal counsel, in its reasonable opinion, shall deem such proposed transfer to be so exempt.

17. Miscellaneous.

(a) Notices. All notices, requests, deliveries, payments, demands and other communications that are required or permitted to be given under this Agreement shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier, return receipt requested, postage prepaid to the Company at its principal executive office and to the Holder at his address set forth below, or to such other address as either party shall have specified by notice in writing to the other. Notice shall be deemed duly given hereunder when delivered or mailed as provided herein.

(b) Conflicts with the Plan. In the event of a conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall in all respects be controlling.

(c) Stockholder Rights. The Holder shall not have any of the rights of a stockholder with respect to the Option Shares until such shares have been issued after the due exercise of the Option. Nothing contained in this Agreement shall be deemed to confer upon Holder any right to continued employment or association with the Company or any subsidiary thereof, nor shall it interfere in any way with the right of the Company to terminate Holder in accordance with the provisions regarding such termination set forth in Holder's written employment agreement with the Company, or if there exists no such agreement, to terminate Holder at will.

(d) Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(e) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended except by writing executed by the Holder and the Company.

(f) Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives, any rights, remedies, obligations or liabilities.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without regard to choice of law provisions), provided; however, that all matters relating to or involving corporate law shall be governed by the Florida Business Corporation Act of 1989.

(h) Headings. The headings contained herein are for the sole purpose of convenience of reference and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

PARKERVISION, INC.	Address: 9446 Phillips Highway, Suite 5A
Jacksonville, Florida 32256
By: ____________________________
(Authorized Company Officer)

Holder:	Address:
___________________________	______________________________
Jeffrey Parker
______________________________